                                                                    EXHIBIT 10.2


                               SIXTH AMENDMENT TO
                           SECOND AMENDED AND RESTATED
                               FINANCING AGREEMENT
                             AND CONSENT AND WAIVER

         THIS SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED FINANCING AGREEMENT AND CONSENT AND WAIVER (the "Amendment") dated as of June 24, 1999, is by and among ENCORE WIRE CORPORATION, a Delaware corporation ("Borrower"), NATIONSBANK, N.A., dba BANK OF AMERICA, NATIONAL ASSOCIATION (successor by merger to NationsBank of Texas, N.A.), a national banking association, and COMERICA BANK-TEXAS ("Comerica Bank"), a state banking association, in their individual capacities as "Lenders" (as such term is defined herein), and NATIONSBANK, N.A., dba BANK OF AMERICA, NATIONAL ASSOCIATION (successor by merger to NationsBank of Texas, N.A.), a national banking association, as agent for itself and the other Lenders (in such capacity, together with its successors in such capacity, the "Agent").

                                   WITNESSETH:

         WHEREAS, the Borrower, the Agent, and the Lenders are parties to the Second Amended and Restated Financing Agreement, dated as of June 9, 1997, as amended by the First Amendment to Second Amended and Restated Financing Agreement, dated as of February 20, 1998 (the "First Amendment"), by the Second Amendment to Second Amended and Restated Financing Agreement, dated as of June 15, 1998 (the "Second Amendment"), by the Third Amendment to Second Amended and Restated Financing Agreement, dated as of August 28, 1998 (the "Third Amendment"), by the Fourth Amendment to Second Amended and Restated Financing Agreement, dated as of October 28, 1998 (the "Fourth Amendment") and by the Fifth Amendment to Second Amended and Restated Financing Agreement, dated as of May 10, 1999 (the "Fifth Amendment") (as so amended, the "Original Financing Agreement") relating to a $65,000,000 revolving credit facility ("Facility"), pursuant to which, inter alia, the Lenders agreed to make certain loans available to the Borrower upon the terms and conditions contained in the Original Financing Agreement;

         WHEREAS, Borrower desires to effect a corporate reorganization ("Reorganization") pursuant to which Borrower shall contribute all of its operating assets to GP and to LP, which corporations may, in turn, contribute all of such operating assets to the Partnership (as such terms are defined below in Section 2 of this Amendment);

         WHEREAS, Agent and the Lenders are willing to consent to such reorganization on the terms and conditions contained herein and, accordingly, desire to amend the Original Financing Agreement in accordance with the terms and provisions of this Amendment;

         NOW, THEREFORE, for and in consideration of these premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Agent and the Lenders hereby agree as follows:

         1. Terms. All capitalized terms defined in the Original Financing Agreement and not otherwise defined herein shall have the same definitions when used herein as set forth in the Original Financing Agreement as amended by this Sixth Amendment.

         2. Amendment of ARTICLE I. ARTICLE I of the Original Agreement as amended by deleting paragraph 1.19, paragraph 1.26, paragraph 1.28, paragraph 1.49, paragraph 1.77, paragraph 1.81, paragraph 1.83, in their entireties and replacing them with the corresponding revised paragraph set forth below, by renumbering the paragraph defining "Comerica Bank" as paragraph 1.88 instead of paragraph 1.87, and by adding the following paragraphs 1.89 through 1.93 as new paragraphs at the end of such ARTICLE I:

         1.19 "Contract Term" means the effective date specified in the preamble of this Agreement and continuing through May 31, 2001.

         1.26 "Eligible Accounts" means the net amount of the accounts of Borrower and its Subsidiaries which own accounts which meet each of the following criteria: (a) payment terms are within Borrower's or such Subsidiary's ordinary course of business, and the account is aged less than one hundred twenty (120) days from the date of invoice and arose in the ordinary course of business from the bona fide sale of Inventory under an enforceable agreement, and such Inventory has been fully delivered thereunder; (b) the title of Borrower or such Subsidiary to the account is absolute and is not subject to any assignment, claim, lien or security interest; (c) the full amount shown on the books of Borrower or such Subsidiary and on the invoice evidencing the account, and on the Borrowing Base Report delivered to Agent, is owing to Borrower or such Subsidiary, as appropriate, and no partial payment has been made thereon, except as otherwise may be shown on such invoice and disclosed to Agent; (d) the account is not subject to any dispute, claim of reduction, counterclaim, set-off, recoupment or any claim for credits, allowances or adjustments by the account debtor, except for customary discounts allowed for prompt payment as may be noted on the invoice evidencing such account, or as has been disclosed to and approved by Agent; (e) the account is not an account that Agent in its sole discretion determines to be an unacceptable credit risk at the time of such determination; (f) the account debtor has not rejected, returned or refused to accept any Inventory relating to the transaction from which the account arose; (g) the account does not arise out of a contract or purchase order that, by its terms, forbids assignment, conditions assignment on consent by the account debtor or otherwise purports to make an assignment thereof conditional, void or unenforceable; (h) neither Borrower nor such Subsidiary has received any notice and has no knowledge of the dissolution or termination of existence of any corporate account debtor, or the insolvency, business failure or the filing of a petition in bankruptcy by or against any account debtor. Notwithstanding the foregoing, the total amount at any time includable in Eligible Accounts with respect to any account debtor shall not exceed an amount equal to ten percent (10.0%) of the aggregate amount of all accounts of Borrower its such Subsidiaries which otherwise meet all criteria for being Eligible Accounts (including those of such account debtor). Eligible Accounts shall not include any of the following: "contra accounts;" accounts subject to credit memos or accounts in connection with "C.0.D." sales, "bill and hold " sales, guaranteed sales, consignment sales or other special billing arrangements; amounts, if any, excludable in respect of returned inventory; amounts owing by any Affiliate; all amounts owing by any account debtor with respect to which more than twenty-five percent (25.0%) of its aggregate amount of accounts owing to Borrower and such Subsidiary is aged one hundred twenty (120) or more days from the date of invoice; all amounts owing by the United States or any state or local government (unless otherwise expressly agreed by Agent); amounts owing by any account debtor whose principal place of business is located outside the United States.

         1.28 "Eligible Inventory" means copper raw material inventory and finished goods inventory owned by Borrower or any of its Subsidiaries which is wire and cable inventory but unless otherwise agreed by Agent, does not in any event include (a) Inventory which is subject to any security interest, lien, encumbrance or claim by any Person, (b) Inventory acquired by Borrower or such Subsidiary other than in the ordinary course of business (except pursuant to the Reorganization), and (c) Inventory which is damaged or obsolete or which otherwise is not in good saleable condition. Eligible Inventory shall be valued at the lesser of its cost or current market value, in a manner acceptable to Agent.

         1.49 "Inventory" means all of Borrower's or any Subsidiary's inventory now or hereafter owned or acquired, including raw materials, work in process, finished goods and all other goods held for sale or lease, wherever located. "Inventory" also includes returned inventory.

         1.77 "Receivables" means all present and future accounts, chattel paper, contract rights, documents, instruments, deposit accounts, and general intangibles now or hereafter owned, held, or acquired by Borrower or any Subsidiary and includes, without limitation, all of the following: all of Borrower's or any Subsidiary's accounts receivable, including all rights to payment for goods sold or leased or for services rendered, whether or not earned by performance (and in any case where an account arises from the sale of goods, the interest of Borrower or such Subsidiary in such goods); lease receivables; license receivables; notes receivable; all other rights to receive payments of money from any Person; documents of title; warehouse receipts; Borrower's or any Subsidiary's right, title and interest under equipment leases; Borrower's or any Subsidiary's rights under any service, lease rental, consulting or similar agreements; trademarks, trade names and service marks; rights or claims under contracts; all tax refunds or claims for tax refunds; books of account, customer lists and other records relating in any way to any of the foregoing.

         1.81 "Required Lenders" means, at any date of determination, Lenders having in the aggregate at least 80% (in Dollar amount) of the aggregate amount of the outstanding Commitments (or, if such Commitments have terminated or expired, the aggregate outstanding principal amount of the Loans and the aggregate Letter of Credit Liabilities).

         1.83 "Revolving Credit Limit" means the amount of Sixty-Five Million Dollars ($65,000,000) for the period commencing August 28, 1998 until the last day of the Contract Term.

         1.88 "Comerica Bank" means Comerica Bank-Texas in its individual capacity as a Lender.

         1.89 "GP" means EWC GP Corp., a Delaware corporation, and a wholly-owned Subsidiary of Borrower which is the sole general partner of the Partnership.

         1.90 "LP" means EWC LP Corp., a Delaware corporation and a wholly-owned Subsidiary of Borrower which is the sole limited partner of the Partnership.

         1.91 "Partnership" means Encore Wire Limited, a Texas limited partnership organized to succeed to the business of Borrower and which is owned entirely by GP as general partner and LP as limited partner."

         1.92 "Reorganization" has the meaning set forth in paragraph 7.24.

         1.93. "EWC Aviation" " means EWC Aviation, Inc., a Delaware corporation and a wholly-owned Subsidiary of Borrower.

         3. Amendment of ARTICLE VII. ARTICLE VII of the Original Financing Agreement is amended by deleting ARTICLE VII, as amended, in its entirety and replacing it with the following:

                             "ARTICLE VII. COVENANTS

         Throughout the Contract Term and until payment and performance in full of the Obligations, Borrower agrees that it will comply, and will cause its Subsidiaries to comply, with the following covenants (unless otherwise allowed by prior written consent of Agent):

         7.1 Compliance Certificate. Within forty-five (45) days following the end of each fiscal quarter, Borrower shall deliver to Agent a certificate signed by the president or chief financial officer of Borrower certifying to Agent that no event or condition that would be the subject of a required notice under paragraph 7.12 or paragraph 7.13 is in existence as of the date of such certificate. Such certificate shall be deemed to be a continuing representation and warranty pending any subsequent certification or notification by Borrower respecting its compliance or non-compliance with this Agreement, and Borrower acknowledges that Agent shall rely upon the same in making loans under the Facility.

         7.2 Authority. Immediately following any effective change thereof (and at such other times, from time to time, at the request of Agent) Borrower shall certify to Agent the names and signatures of all Persons authorized to execute and deliver Borrowing Base Reports to Agent and any other documentation contemplated by or relating to any of the Loan Documents.

         7.3 Books and Records. Inspection.

         7.3.1 Books and Records. Borrower and each Subsidiary shall keep and maintain proper, complete and consistent books of record and account respecting its affairs and financial condition in accordance with GAAP.

         7.3.2 Inspection. . Agent shall have the right without hindrance or delay to conduct field examinations to inspect, audit and copy Borrower's and each Subsidiary's books, records, journals, correspondence and other records and data relating to its business and its properties. During normal business hours, Agent is authorized to discuss Borrower's and each Subsidiary's affairs with any Person, including without limitation employees of Borrower and such Subsidiary, as Agent may deem necessary in relation to Borrower's and such Subsidiary's financial condition or Agent's rights under the Loan Documents. To the extent not prohibited under the terms of Borrower's or any Subsidiary's agreement with any credit reporting service, bureau or similar service, Agent shall have full access to all records available to Borrower and such Subsidiary from such credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records. Agent may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Agent as provided herein.

         7.4 Corporate Existence. Borrower and each Subsidiary shall preserve and maintain its corporate or partnership existence, good standing and authority to transact business in all jurisdictions where necessary for the proper conduct of its business, and shall maintain all of its properties, rights, privileges and franchises necessary or desirable in the normal conduct of its business.

         7.5 Annual Financial Statements. Borrower shall deliver to Agent, as soon as practicable after the end of each fiscal year, and in any event within one hundred forty-five (145) days thereafter, its unqualified audited consolidated and consolidating balance sheet as of the end of such fiscal year, and its audited consolidated and consolidating statement of income and retained earnings and consolidated and consolidating statements of cash flow, in reasonable detail, prepared in accordance with GAAP and certified by an independent certified public accounting firm acceptable to Agent as fairly presenting Borrower's financial condition and results of operations. Such financial statements shall be accompanied by a copy of the report to management delivered to Borrower by such accountants and also by a statement signed by Borrower's president or chief financial officer representing to Agent that such financial statements are true and complete and fairly present Borrower's and its Subsidiaries' financial condition and results of operation, and that no event or condition that would be the subject of a required notice under paragraph 7.12 or paragraph 7.13 is in existence as of the date of delivery of such statements.

         7.6 Interim Financial Statements. Borrower shall deliver to Agent, as soon as practicable after the end of each fiscal Quarter and in any event within forty-five (45) days thereafter, a consolidated and consolidating balance sheet as of the end of such quarter, and consolidated and consolidating income statement for such quarter and for the period from the beginning of the current fiscal year to the end of such quarter, in reasonable detail and prepared in accordance with GAAP. Such financial statements shall be accompanied by a statement signed by Borrower's president or chief financial officer representing to Agent that such financial statements are true and complete and fairly present Borrower's and its Subsidiaries' financial condition and results of operations, and that no event or condition that would be the subject of a required notice under paragraph 7.12 or paragraph 7.13 is in existence as of the date of delivery of such statements.

         7.7 SEC Filings. Borrower shall deliver to Agent a correct and complete copy of (i) each Form 10-K Report filed with the Securities and Exchange Commission, which shall be delivered to Agent as soon as possible upon filing thereof and in any event within one hundred forty-five (145) days after the end of each fiscal year of Borrower, (ii) each Form 10-Q Report filed with the Securities and Exchange Commission, which shall be delivered to Agent as soon as possible upon filing thereof and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower and (iii) each other filing from time to time made with the Securities and Exchange Commission, which shall be delivered to Agent as soon as possible upon filing thereof.

         7.8 Borrowing Base Reports. On or before the thirtieth (30th) day of each calendar quarter, and at such other times as Agent may request, Borrower shall execute and deliver to Agent, in form satisfactory to Agent and Borrower, a Borrowing Base Report setting forth a certification of Eligible Accounts and Eligible Inventory as of the last day of the preceding calendar quarter and such other date as may be specified in such other Borrowing Base reports Borrower may deliver to Agent, and calculation of the Borrowing Base. Each Borrowing Base Report shall include a reconciliation of the calculation of the Borrowing Base as certified in the most recent Borrowing Base Report delivered to Agent, and be accompanied by such documents and supporting information relating to Eligible Accounts and Eligible Inventory as Agent may request. Borrower and each Subsidiary owning Eligible Accounts or Eligible Inventory shall maintain, and shall furnish to Agent at Agent's request, such supporting documents or copies as Agent may require including, but not limited to: a schedule of Eligible Accounts created, and Eligible Inventory purchased and received, since the previous Borrowing Base Report delivered to Agent; copies of invoices and supporting delivery or service records in connection therewith; a schedule of collections received; copies of credit memos or other advices of credit or reductions against amounts previously billed; and such other reports as Agent may request from time to time. If any of such records or reports are prepared by an accounting service or other agent, Borrower and each Subsidiary owning Eligible Accounts or Eligible Inventory hereby authorizes such service or agent to deliver such records, reports and related documents to Agent. Agent may exhibit a copy of this Agreement to any such service or agent and such service or agent shall be entitled to rely on the provisions hereof in providing such documentation to Agent. Each Borrowing Base Report shall bear a signed statement by an authorized officer of Borrower and each Subsidiary owning Eligible Accounts or Eligible Inventory certifying the accuracy and completeness of all information included therein and shall incorporate therein by reference, as if fully set forth therein, all the terms and provisions hereof. The execution and delivery of a Borrowing Base Report shall in each instance constitute an agreement, representation and warranty by Borrower to Agent that: Borrower or its Subsidiaries purporting to own Eligible Accounts or Eligible Inventory, as appropriate, is the sole owner of the Receivables and Inventory included therein free from any lien, security interest or encumbrance; each account included therein is in existence, unconditional and valid, and arose from a bona fide outright sale of Inventory by Borrower and each Subsidiary owning Eligible Accounts or Eligible Inventory, in the ordinary course of business, for liquidated amounts as set forth in the Borrowing Base Report, and such Inventory has been delivered or provided to the respective account debtors; no account included therein arose in connection with a contract or assignment which purports to make an assignment or security interest therein void or conditions such assignment or security interest on consent of the account debtor; no account is subject to any sale, assignment, claim or security interest of any character, and neither Borrower nor any Subsidiary owning Eligible Accounts or Eligible Inventory will make any sale or other assignment thereof or create any other security interest therein; no account is subject to any claim for credit, deduction, allowance, extension or adjustment, defense, dispute, setoff or counterclaim, except for discounts for early payment and volume purchases and credits for returns of merchandise, as allowed by Borrower and each Subsidiary owning Eligible Accounts or Eligible Inventory in the ordinary course of business as previously disclosed to Agent and with respect to early payment discounts, as reflected on the face of the invoice evidencing such account; all Inventory reflected in such Borrowing Base Report is held for sale in the ordinary course of the business of Borrower and each Subsidiary owning Eligible Accounts or Eligible Inventory, and no such Inventory is located at any location in breach of the requirements of this Agreement and no negotiable documents have been issued in respect of any such Inventory; no Inventory reflected in such Borrowing Base Report is returned Inventory subject to the restrictions of paragraph 7.22 unless otherwise disclosed to Agent in writing.

         7.9 Aging Reports. Contemporaneously with delivery of each Borrowing Base Report, and in any event within thirty (30) days after the end of each calendar quarter, Borrower shall furnish to Agent an analysis of amounts owing on all accounts included within the Receivables, showing an aging as follows:
(i) those aged 60 days or less from date of invoice, (ii) those aged over 60 days, but less than 91 days, from date of invoice, (ii) those aged over 90 days, but less than 121 days, from date of invoice, and (iii) those aged over 120 days from date of invoice. Such analysis shall include a listing of the name and complete address of each account debtor and such other information as Agent may request.

         7.10 This Paragraph Is Intentionally Deleted.

         7.11 Notification of Contingent Liabilities. Promptly upon receiving notice or otherwise becoming aware thereof, Borrower shall notify Agent of any pending or threatened lawsuit, claim, action, liability, investigation or proceeding against it or any of its Subsidiaries that would be treated as a contingent liability under GAAP and is in an amount in excess of $100,000.00.

         7.12 Notification of Material Changes. Borrower will notify Agent in writing at least thirty (30) days prior to the occurrence of any of the following: (i) change of Borrower's or any Subsidiary's name, (ii) change of Borrower's or any Subsidiary's address or principal place of business, (iii) change of the location of Borrower's or any Subsidiary's books and records, (iv) the opening of any new place of business or the closing of any existing place of business (excluding any such places of business that result solely from arrangements made by Borrower or any Subsidiary with its sales representatives) in the ordinary course of business, or (v) use of any trade name, fictitious name or other assumed name. Borrower shall promptly notify Agent of any change in any other material fact or circumstance represented or warranted in any of the Loan Documents.

         7.13 Notification Regarding Default. Borrower shall immediately notify Agent in writing upon becoming aware of the existence of any condition or event which constitutes an Event of Default or any condition or event which, after notice or lapse of time, or both, would constitute an Event of Default, therein specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect to such condition or event. Borrower shall immediately notify Agent in writing, if it knows, or reasonably expects, that an Event of Default will occur, therein specifying the nature of the anticipated Event of Default. Without limiting the foregoing, Borrower will also immediately notify Agent of any of the following: (i) Borrower's or any Subsidiary's board of directors has authorized the filing by such Person of a petition in bankruptcy, (ii) Borrower is aware that any covenant under this Agreement has been breached, or reasonably expects that any such covenant will be breached, (iii) Borrower or any Subsidiary owning Eligible Receivables is aware that any account debtor obligated on any Receivables is in bankruptcy (provided, that no such notice shall be required with respect to any such account debtor (a) from whom the aggregate account balance owing to Borrower or any Subsidiary owning Eligible Receivables is less than ten percent (10%) of the total aggregate amount of the sum or all accounts owned by Borrower and all Subsidiaries owning Eligible Receivables, and (b) to whom the aggregate sales of Borrower and all Subsidiaries owning Eligible Receivables during the preceding twelve (12) calendar months was less than ten percent (10%) of the total aggregate of all of such sales during such period), and (iv) repossession or attempted repossession by any Person of any Inventory.

         7.14 Payment of Taxes. Borrower and each Subsidiary shall promptly pay, or cause to be paid, when due, any and all taxes except such taxes as may be contested in good faith by appropriate proceedings, provided, that adequate reserves shall be maintained as are appropriate according to GAAP. At Agent's request pending resolution of any such contest and prior to the delinquency of such tax, Borrower or the affected Subsidiary shall furnish to Agent a cash reserve in the amount of the tax, together with a reasonable additional sum to pay all projected costs, interest and penalties in connection therewith, conditioned that such tax, together with applicable interest, cost, and penalties, if any, be timely paid to the extent required upon resolution of such contest. Borrower agrees that it shall immediately notify Agent of the initiation of any such contest and advise Agent from time to time of the status thereof. Borrower or the affected Subsidiary shall promptly pay any amounts adjudged to be due pursuant to any such contest, with all costs, penalties, and interest thereon, before such judgment becomes final or any writ or order is issued under which Borrower's or the affected Subsidiary's property, or any portion thereof, may become subject to any lien or encumbrance.

         7.15 Compliance with Laws. Borrower and each Subsidiary shall comply with all applicable laws, regulations and orders applicable to it or its property, a violation of which would reasonably be expected to result in a Material Adverse Effect. At Agent's request, Borrower will provide Agent with evidence of Borrower's and each Subsidiary's compliance with Environmental Requirements.

         7.16 Compliance with Agreements. Borrower and each Subsidiary shall comply in all material respects with all agreements, indentures, mortgages, or documents binding upon or affecting its property or business.

         7.17 Fees, Costs and Expenses. Borrower agrees to promptly pay upon demand all costs, fees and expenses as provided in paragraph 11.11.

         7.18 Subordination Agreements. At Agent's request, all present and future obligations due by Borrower to Affiliates (excluding ordinary course items such as travel and expense reimbursements and other similar ordinary course items determined by agreement) shall be subordinate in right of payment and claim to the Obligations, pursuant to definitive subordination agreements executed by Borrower and such Affiliates in form satisfactory to Agent.

         7.19 Change of Fiscal Year. Borrower shall notify Agent at least ninety
(90) days prior to the effective date of any change in its fiscal year.

         7.20 Employee Benefit Plans. Borrower shall timely deliver the following to Agent: (a) a copy of any notice of noncompliance received from the PBGC under Section 4041(b)(2)(c), within three (3) days after receipt of such notice; (b) a copy of any notice received by Borrower or any ERISA Affiliate, or the administrator of any Plan, that the PBGC has instituted proceedings to terminate such Plan or to appoint a trustee to administer such Plan, promptly upon receipt and in no event more than three (3) days after the receipt of such notice; (c) a copy of any notice received by Borrower or any ERISA Affiliate concerning the imposition of any withdrawal liability under Section 4202 of ERISA, within ten (10) days after receipt thereof by Borrower or such ERISA Affiliate; (d) a copy of any notification of intention to impose or assert withdrawal liability under ERISA against Borrower or any ERISA Affiliate, promptly upon receipt thereof and in any event within three (days) of receipt thereof; and (e) a copy of any notice from the Internal Revenue Service regarding revocation or investigation of possible revocation of the qualified status of any Plan under the IRC, promptly upon receipt thereof and in any event within three (3) days after receipt thereof. If requested by Agent, Borrower shall timely deliver the following to Agent: (f) a copy of all materials required to be filed with the PGBC with respect to any Reportable Event, within ten (10) days after the earlier of the filing or the occurrence thereof; (g) a copy of any notice sent by Borrower to participants of a Plan of Borrower's intent to terminate such Plan, no later than the date such notice is required to be provided to participants under Section 4041(a)(2) of ERISA; (h) a copy of each annual and other report with respect to each Plan or any trustee created thereunder, promptly after the filing thereof with the United States Secretary of Labor or the PBGC; and (i) such additional information concerning any of Borrower's Employee Benefit Plans as may be requested by Agent. Borrower shall make prompt payment of all contributions required under all Plans to the extent required to meet the minimum funding standard set forth in ERISA with respect to such Plans, but shall reduce contributions or benefits if and to the extent necessary to avoid an Event of Default hereunder to the extent such reduction is not prohibited by applicable provisions of ERISA.

         7.21 Financial Covenants.

              (a) Borrower agrees that the following financial covenants must be maintained as set forth herein. Borrower's compliance shall be measured as of the end of each Fiscal Quarter, unless the context provides otherwise.

                  1. Fixed Charge Ratio. Fixed Charge Ratio shall not at any time be less than 2.5 to 1.

                  2. Funded Debt to EBITDA. Funded Debt to EBITDA shall not at any time be more than 3.0 to 1.0.

                  3. Capital Expenditures. Capital Expenditures shall not exceed in any one fiscal year the amount of $7,500,000; provided, however, solely with respect to Borrower's fiscal year ending in 1998, Capital Expenditures may not exceed $35,000,000.

              (b) For purposes of measuring the financial covenants under this paragraph, the following definitions shall apply, each determined on a consolidated basis for Borrower and the Subsidiaries according to
         GAAP:

                  1. "Capital Expenditures" means all expenditures which are classified as capital expenditures according to GAAP.

                  2. "EBITDA" means an amount equal to the sum of the following, determined for the preceding four (4) completed Fiscal Quarters:

                       (i) income before provision for income taxes plus (ii) all interest charges paid or accrued plus (iii) depreciation and amortization.

                  3. "Fixed Charge Ratio" means the ratio of the following, determined for the preceding four (4) Fiscal Quarters:
                       (a) the sum of income before provision for income taxes plus Lease Expense plus Interest Expense, (b) divided by the sum of Lease Expense plus Interest Expense.

                       As used herein "Lease Expense" means all operating lease expenses and "Interest Expense" means all interest charges paid or accrued, excluding capitalized interest, if any.

                  4. "Funded Debt" at any time means an amount equal to the aggregate principal amount outstanding at such time under the Facility.

         7.22 No Liens; Inventory. Borrower covenants and agrees that (i) neither Borrower nor any Subsidiary will grant, or suffer to exist, any security interest, lien or other encumbrance on any of its assets other than (A) liens with respect to indebtedness permitted by paragraph 7.26(c) and (d), (B) Permitted Encumbrances, and (C) the lien and security interest of Agent in all of the issued and outstanding capital stock of GP and LP and all of the general partner and limited partner interests in the Partnership, and (ii) all such assets shall at all times be and remain free and clear of security interests, liens or other encumbrances other than Permitted Encumbrances. Borrower represents and warrants to Agent that all Inventory owned by Borrower or any Subsidiary shall be held for sale in the ordinary course of its business, and is and will be fit for such purpose. Borrower and each Subsidiary will keep the Inventory owned by it in good and marketable condition, at its own expense. All sales of Inventory shall be in accordance with applicable law. Borrower and each Subsidiary will maintain a perpetual inventory system for finished goods at all times. Borrower and each Subsidiary will conduct a physical count of the Inventory at least once per calendar year and at Agent's request shall promptly supply Agent with a copy of such count. No negotiable documents have been issued in respect of any Inventory, and none shall be issued without prior written notice to Agent. No Inventory is held by Borrower or any Subsidiary on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis and, no Inventory has been sold or delivered to any Person on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis. Neither Borrower nor any Subsidiary will acquire or accept any Inventory on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis without the prior written consent of Agent, and neither Borrower nor any Subsidiary will sell any Inventory on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis without the prior written consent of Agent, provided that, this shall not preclude Borrower or any Subsidiary from holding at its facilities raw materials and other goods owned by suppliers and other third parties (separately identified and segregated from the Inventory), in exchange for such consideration as Borrower deems to be adequate.

Unless Agent agrees otherwise, all returned Inventory shall be segregated from all other Inventory, and shall not be reported as Eligible Inventory, unless and until Borrower or the Subsidiary owning Eligible Inventory demonstrates to Agent's satisfaction that such returned Inventory is in saleable condition and meets all criteria for Eligible Inventory. Unless otherwise agreed by Agent, the amount of such accounts owned by Borrower or any Subsidiary relating to all returned Inventory shall be deemed excluded from Eligible Accounts. Except for sales in the ordinary course of business, neither Borrower nor any Subsidiary will deliver possession or control of any Inventory held at its chief executive office to any Person without Agent's prior written consent. At Agent's request, Borrower and each Subsidiary owning Inventory will cause the landlord to execute and deliver to Agent a landlord's waiver with respect to any leased locations where any such Inventory will be located, thereby waiving any right to claim a landlord's lien therein. Borrower or the affected Subsidiary shall immediately notify Agent upon receipt of any notice from any Person claiming past due rent, fees or other charges in respect of any Inventory.

         7.23 Insurance. Borrower and each Subsidiary shall keep and maintain adequate insurance with respect to its business and property, written by insurers acceptable to Agent (or, as to workers' compensation or similar insurance, self-insurance authorized by the jurisdiction in which it operates). Such insurance shall be with respect to loss, damages, and liability of amounts not less than reasonably requested by Agent, and shall include, at minimum, extended coverage insurance, insurance against business interruption, insurance for workers compensation, and insurance for general premises liability, fire, theft, burglary, pilferage, loss in transit, casualty and all risk. Borrower and each Subsidiary will make timely payment of all premiums required to maintain such insurance in force. Borrower and each Subsidiary shall deliver copies of each insurance policy to Agent upon request. If Borrower or any Subsidiary fails to procure such insurance or to pay the premiums therefor when due, Agent shall have the right (but with no obligation) to make such payment, which amount Borrower shall pay to Agent on demand or, at Agent's option (but with no obligation to do so) Agent may add such amount to the unpaid principal due by Borrower under the Facility, in which event such amount will be deemed paid and the aggregate amount thereof shall be treated as a loan under the Facility.

         7.24 Sale of Assets. Neither Borrower nor any Subsidiary will sell or dispose of any assets other than the sale of Inventory, or disposal or replacement of equipment, in the ordinary course of business; provided, however, Borrower may contribute all of its operating assets to GP and to LP, which corporations may, in turn, contribute all of such operating assets to the Partnership, to effect a corporate reorganization (the "Reorganization") of Borrower if such transaction is completed by July 31, 1999.

         7.25 Dissolution. Liquidation, Merger. Neither Borrower nor any Subsidiary shall dissolve or liquidate, or become a party to any merger or consolidation with any Person, provided, EWC Leasing Corp. may be dissolved and liquidated into Borrower or merged into Borrower or any other Subsidiary.

         7.26 Limitation on Indebtedness. Except as provided below in this paragraph 7.26, neither Borrower nor any Subsidiary will be obligated, directly or indirectly, for borrowed money or otherwise under any promissory note, bond, indenture or similar instrument, other than (a) in favor of Agent and the Lenders hereunder, (b) trade indebtedness incurred in the normal and ordinary course of Borrower's or any Subsidiary's business and not more than ninety (90) days past due, (c) other indebtedness of Borrower or any Subsidiary, provided that the payments required in respect of such indebtedness do not exceed $2,100,000.00 in the aggregate during any 12-month period and the Agent gives its consent to such other indebtedness, which shall not be unreasonably withheld, and (d) the loans from Borrower to EWC Aviation permitted by paragraph 7.36; provided, however, following completion of the Reorganization, the Partnership may borrow from and repay to Borrower and Borrower may make intercompany loans or advances from time to time to the Partnership in such amounts as the Borrower deems appropriate, which loans and advances may be used and expended by the Partnership solely in compliance with the terms and conditions of this Agreement.

         7.27 Limitation on Contingent Liabilities. Neither Borrower nor any Subsidiary will be directly or indirectly liable in connection with the obligations of any Person, whether by guarantee, surety, endorsement (other than endorsement of negotiable instruments for collection in the ordinary course of business), agreement to purchase or repurchase, agreement to make investments, agreement to provide funds or maintain working capital, or any agreement to assure a creditor against loss, other than (a) those in favor of Agent and the Lenders hereunder, and (b) indemnities by Borrower and its Subsidiaries of liabilities of directors and officers pursuant to provisions contained in such Person's articles of incorporation, bylaws, or partnership agreement or otherwise permitted by applicable law and other contractual indemnities (such as contractual indemnifications in favor of customers) typically entered into in the normal course of business or in the course of the issuance and sale of securities.

         7.28 Change in Business. Neither Borrower nor any Subsidiary shall discontinue, or make any material change in, its business as currently established, or enter any new or different line of business not directly related to Borrower's existing line of business; provided, however, the sole and exclusive business of each of GP and LP shall be to own its respective interest in the Partnership.

         7.29 Change in Management. There will be no change of the personnel performing the functions of Borrower's Chairman of the Board and President and Chief Executive Officer as such positions are presently constituted.

         7.30 Dividends, Distributions. Borrower will not declare, pay or issue any dividends or other distributions in respect of its capital stock (other than distributions declared or paid wholly in shares of capital stock), or distribute, reserve, secure or otherwise make or commit distributions in respect of its capital stock. Each of the Partnership, GP and LP may declare and make dividend or other distributions to their respective parents.

         7.31 Redemptions and Acquisition of Shares. Borrower will not make any payment on account of the purchase, redemption or other acquisition or retirement of any shares of capital stock, provided, that notwithstanding the foregoing, for so long as no Event of Default shall have occurred and be continuing, and no other event or condition which is reasonably expected to result in a Material Adverse Effect or would be the subject of a required notice under paragraph 7.13 is in existence, Borrower shall not be prohibited from repurchasing shares to be held as treasury shares, provided further that (i) the aggregate number of such shares purchased after May 1, 1999, shall not exceed 1,635,000 and the aggregate purchase price paid by Borrower for all such shares shall not exceed the maximum amount of $23,700,000.00, and (ii) no Event of Default shall result from, or exist immediately following, any such repurchase.

         7.32 Bonuses, Consulting Fees to Shareholders and Directors. Neither Borrower nor any Subsidiary will declare or pay any bonus compensation, or pay any consulting fees, to any Affiliates in the aggregate for any calendar year in excess of ten percent (10%) of its prior year's after-tax income.

         7.33 Loans to Officers, Directors, Shareholder and Others. Except for usual and customary extensions of credit to customers of Borrower and its Subsidiaries made in the ordinary course of its business, Borrower and the Subsidiaries will not make, in the aggregate, any loans or advances to or for the benefit of (i) any officer, director or shareholder, other than usual expense allowances for employees in the ordinary course of business, or (ii) any officer, director, shareholder or other person or entity in excess of an aggregate amount of $200,000 at any one time outstanding.

         7.34 Transactions with Affiliates. Other than EWC Equipment Loans, the loans from Borrower to EWC Aviation permitted by paragraph 7.36 and the loans and advances provided for in the proviso of paragraph 7.26, Borrower will not make any loans, advances or extensions of credit to or for the benefit of any Affiliate. Borrower will not make any payment on any obligation owing to any Affiliate (excluding reasonable expense reimbursements in the ordinary course of business) unless specifically allowed under any Affiliate Subordination Agreement or otherwise allowed by Agent. Except for effecting the Reorganization, Borrower will not enter into any transaction with an Affiliate except in the ordinary course of business on terms no less favorable to Borrower, nor more favorable to such Affiliate, than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate. Except for the Reorganization, Borrower will not enter into any transaction with an Affiliate unless such transaction is specifically approved by Borrower's board of directors as being an arm's length transaction on terms no less favorable to Borrower, nor more favorable to such Affiliate, than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate.

         7.35 Acquisitions. Neither Borrower nor any Subsidiary shall purchase or otherwise acquire assets from any Person outside the ordinary course of its business, except for purchases or acquisitions of equipment in an aggregate amount which when added to all other capital expenditures for such year do not exceed $7,500,000 in any calendar year.

         7.36 Limitation on Investments. Borrower shall not invest in or otherwise purchase or acquire the securities of any Person, except for (i) the organization of GP, LP and the Partnership to effect the Reorganization, (ii) the organization of EWC Aviation, which has a capitalization consisting of (A) $100,000 in the form of common stock and (B) loans from Borrower not to exceed $1,000,000 at any one time outstanding, and (iii) ordinary course investments in securities of the United States and certificates of deposit issued by commercial banks organized in the United States which have assets in excess of $1,000,000,000.

         7.37 Key Man Life Insurance. Borrower shall keep and maintain "key man" life insurance on the life of Vincent Rego, the Chairman and Chief Executive-, Officer of Borrower, in an amount not less than $2,000,000.00 (the "Key Man Life Insurance"). The Key Man Life Insurance shall be written by financially responsible companies selected by Borrower and having an A.M. Best rating of "A-" or better and being in a financial size category of XI or larger, or by other companies acceptable to Agent. The Key Man Life Insurance policy shall provide that it will not be canceled or reduced, or allowed to lapse without renewal. Borrower will advise Agent promptly of any policy cancellation, reduction or amendment relating to the Key Man Life Insurance.

         7.38 Ownership of GP, LP and the Partnership. For as long as any amounts are outstanding under this Agreement, Borrower shall at all times own one hundred percent (100%) of the issued and outstanding capital stock of each of GP and LP, and each of GP and LP shall own one hundred percent (100%) of the general partner and limited partner interests, respectively, in the Partnership.

         7.39 Covenants Cumulative. The covenants contained in this Article VII are in addition to all other covenants provided in the Loan Documents.

         4. Conditions to Amendment. As a condition to the effectiveness of their respective agreements contained herein, Agent and the Lenders require that each of the following conditions be satisfied on or before the execution and delivery of this Amendment:

         A. Pledge of Stock and Partnership Interests. Borrower shall have executed and delivered to Agent, for the ratable benefit of the Lenders, a Stock Pledge Agreement ("Stock Pledge Agreement") in form and substance satisfactory to Agent pledging one hundred percent (100%) of the issued and outstanding capital stock of each of GP and LP as security for the Obligations. Each of GP and LP shall have executed and delivered to Agent, for the ratable benefit of the Lenders, a non-recourse Pledge Agreement ("Pledge Agreement") in form and substance satisfactory to Agent pledging one hundred percent (100%) of their respective general partner and limited partner interests in the Partnership as security for the Obligations.

         B. Guaranty by EWC Aviation. EWC Aviation shall have executed and delivered to Agent, for the ratable benefit of the Lenders, a guaranty of the Obligations substantially the same as the Guaranty of EWC.

         C. Legal Opinion. Borrower shall have delivered to Agent a legal opinion from Thompson & Knight, in form and substance satisfactory to Agent, dealing with such matters as Agent may reasonably request.

         D. Related Certificates. Borrower shall have delivered to Agent such certificates of existence, good standing, qualification, certified resolutions of Boards of Directors and certified copies of articles of incorporation and partnership certificates with respect to Borrower, GP, LP and the Partnership as Agent may reasonably request.

         5. Costs. The Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by the Agent or any Lender in connection with the negotiation, preparation, execution and consummation of this Amendment and the transactions contemplated by this Amendment, including, without limitation, the reasonable fees and expenses of counsel to the Agent and the Lenders.

         6. Consent and Waiver. Subject to the satisfaction of the conditions contained in Section 4. hereof, Agent and the Lenders hereby (a) waive (i) the application of paragraph 7.24 and paragraph 7.34 under the Original Financing Agreement solely as such paragraphs relate to effecting the Reorganization and
(ii) the application of paragraph 7.26, paragraph 7.34 and paragraph 7.36 under the Original Financing Agreement solely as such paragraphs relate to the formation of EWC Aviation, its capitalization and Borrower's loans to it, and
(b) consent (i) to the Reorganization and (ii) to formation and capitalization of EWC Aviation as provided in such paragraph 7.26, paragraph 7.34 and paragraph
7.36 . This waiver and consent shall apply only to the Reorganization and the formation and capitalization of EWC Aviation and not to any other transaction or series of transactions which are prohibited by such paragraphs.

         7. Miscellaneous.

         7.1 Headings. Section headings are for reference only and shall not affect the interpretation or meanings of any provision of this Amendment.

         7.2 Effect of this Amendment. The Original Financing Agreement, as amended by this Amendment, shall remain in full force and effect except that any reference therein, or in any other Loan Document referring to the Original Financing Agreement, shall be deemed to refer to the Original Financing Agreement as amended by this Amendment. It is the intent of the parties hereto that all prior amendments to the Second Amended and Restated Financing Agreement, dated as of June 15, 1998, which have not been expressly incorporated into the text of this Amendment and which have not otherwise expressly been superseded or terminated in writing remain a part of the Agreement.

         7.3 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW.

         7.4 Counterparts. This Amendment may be executed by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same Amendment.

         7.5 NO ORAL AGREEMENTS. THE ORIGINAL FINANCING AGREEMENT, AS AMENDED BY THIS AMENDMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE ENTIRE AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

         7.6 No Defaults. Borrower hereby represents and warrants to Agent and the Lenders that no Default and no Event of Default currently exist with respect to the Agreement and that no such Default or Event of Default shall exist after giving effect to the Reorganization and other transactions contemplated by this Amendment.

                      REST OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWER:

ENCORE WIRE CORPORATION

By:
    ----------------------------
    Scott Weaver, Vice President

LENDERS AND AGENT:

NATIONSBANK, N.A.,
dba BANK OF AMERICA,
NATIONAL ASSOCIATION,
Individually and as Agent

By:
    -----------------------------
    Todd M. Burns, Vice President

COMERICA BANK-TEXAS

By:
    -----------------------------
    William J. Rolley, Vice President

                            CONFIRMATION OF GUARANTY

         EWC Leasing Corp. ("Guarantor"), a wholly-owned subsidiary of Encore Wire Corporation, hereby acknowledges the matters covered by the Sixth Amendment to Second Amended and Restated Financing Agreement to which this Confirmation of Guaranty is attached and confirms that, notwithstanding such matters, the Guaranty By Corporation dated as of June 9, 1997 issued by Guarantor to and in favor of NationsBank of Texas, N.A.,(and now in favor of NationsBank, N.A., dba Bank of America, National Association as a result of the merger of NationsBank of Texas, N.A. with and into NationsBank, N.A.) and the Guaranty By Corporation dated as of June 9, 1997 issued by Guarantor to and in favor of Bank of America, Texas, N.A., assigned to Comerica Bank, National Association, remain in full force and effect as continuing obligations of Guarantor, enforceable against Guarantor in accordance with their respective terms.

         In Witness Whereof, this Confirmation of Guaranty is executed and delivered as of the ____ day of June, 1999.


                                        EWC LEASING CORP.


                                        By:
                                            ------------------------
                                              Scott D. Weaver
                                              Vice President